UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Crystal Beach Plaza

On September 25, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 59,015 rentable square feet located on approximately 5.9 acres of land in Palm Harbor, Florida (“Crystal Beach Plaza”) for approximately $12.1 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Crystal Beach Plaza was purchased from Crystal Beach Plaza Investors, LLC, a Florida limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Crystal Beach Plaza is 82.9% leased to eight tenants, including a Publix grocery store, which occupies approximately 66.4% of the total rentable square feet of the shopping center. Based on the current condition of Crystal Beach Plaza, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Crystal Beach Plaza is adequately insured.

CitiCentre Plaza

On October 2, 2013, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 63,518 rentable square feet located on approximately 7.3 acres of land in Carroll, Iowa (“CitiCentre Plaza”) for approximately $3.75 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. CitiCentre Plaza was purchased from Davis-HV, LLC, an Iowa limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

CitiCentre Plaza is 87.7% leased to six tenants, including a Hy-Vee grocery store, which occupies approximately 71.8% of the total rentable square feet of the shopping center. Based on the current condition of CitiCentre Plaza, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes CitiCentre Plaza is adequately insured.

Press Release

On October 7, 2013, the Company issued a press release announcing its acquisition of CitiCentre Plaza and Crystal Beach Plaza.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: October 7, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer